Exhibit 99.1

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals Reports Second Quarter 2005 Financial Results

Quarter Highlighted by Progress in the Company’s Clinical Programs

Cambridge, MA, July 27, 2005 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported consolidated financial results for the three months ended June 30, 2005.

“Vertex’s progress in the second quarter of 2005 was characterized by significant clinical achievements and enhanced financial strength,” said Joshua Boger, Ph.D., Chairman, President and CEO of Vertex Pharmaceuticals.  “The clinical progress with our hepatitis C virus (HCV) protease inhibitor, VX-950, as well as other compounds across our pipeline, together with the completion of a $175.7 million stock offering, position Vertex to advance its business and further create value.”

For the quarter ended June 30, 2005, the Company’s net loss on a GAAP basis was $41.0 million, or $0.50 per share, compared to a net loss of $44.3 million, or $0.56 per share for the quarter ended June 30, 2004.

Excluding restructuring credits, the loss for the quarter ended June 30, 2005 was $42.7 million or $0.52 per share, compared to a loss of $42.4 million, or $0.54 per share, excluding restructuring charges, for the quarter ended June 30, 2004.  The Company’s 2005 second quarter loss was comparable to the prior year, but was characterized by continued revenue growth, which offset increased development investment as the Company continues to advance its proprietary drug candidates.

Total revenues for the quarter ended June 30, 2005 increased to $32.3 million from $18.5 million for the same period in 2004, primarily due to the contribution of R&D revenue from collaborative agreements signed in 2004 and early 2005, and an increase in HIV product royalties.  Research and development expenses for the quarter ended June 30, 2005 were $59.4 million, compared to $47.5 million for the second quarter of 2004.

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Sales, general and administrative expenses for the quarter ended June 30, 2005 were $10.8 million, compared to $10.2 million for the quarter ended June 30, 2004.

Other interest expense, net, for the quarter ended June 30, 2005 was $2.4 million, compared to other interest expense, net, of $2.0 million for the second quarter of 2004.

At June 30, 2005, Vertex had approximately $446.6 million in cash, cash equivalents and available for sale securities, $82.6 million in principal amount of convertible debt due September 2007 and
$232.4 million in principal amount of convertible debt due February 2011.  The Company raised $175.7 million in gross proceeds in a common stock offering in the second quarter of 2005.

Second Quarter 2005 Highlights

•                  Vertex presented preliminary results of a Phase Ib clinical trial with its oral HCV protease inhibitor, VX-950, at the Digestive Disease Week conference in Chicago, Illinois.  In the study, patients treated with 750 mg of VX-950 every eight hours achieved a median reduction of HCV-RNA of 4.4 log10, equivalent to a 25,000-fold reduction in viral levels, at the end of 14 days of treatment.  At the end of 14 days of treatment, 4 of 8 patients in the 750 mg dose group tested HCV-RNA negative in the quantitative Roche COBAS TaqMan® assay (<30 IU/mL).

•                  Vertex completed enrollment in the Phase IIb METRO study of merimepodib (MMPD) in HCV patients who did not respond to previous combination therapy.

•                  Vertex initiated dosing in a 300-patient Phase II clinical study in rheumatoid arthritis (RA) with
VX-702, an investigational oral p38 MAP kinase inhibitor.

•                  Vertex’s collaborator Merck began a Phase I clinical study with VX-680, a small molecule inhibitor of Aurora kinases, in patients with hematologic cancers.   Merck now has three clinical studies in cancer underway with VX-680.

•                  In a common stock offering completed in the second quarter, Vertex sold 13,512,500 shares of common stock at the price of $13.00 per share, resulting in gross proceeds, before commissions and expenses, of $175.7 million.

Outlook

“In the second half of 2005, we anticipate making clinical advances across our pipeline and signing new collaborations to support our R&D investment,” stated Dr. Boger.  “We are committed to building on our leadership position in the development of novel, oral HCV therapies.  With our HCV protease inhibitor, VX-950, we plan to complete all of the preparatory work necessary to support the initiation of Phase II clinical development in the fourth quarter.  We also expect to meet with regulatory authorities to define the path forward for MMPD by the end of the year.”

Dr. Boger continued, “We are also now conducting clinical studies that we believe will further establish the clinical and commercial potential for VX-702, our p38 MAP kinase inhibitor for the treatment of rheumatoid arthritis, and VX-765, our ICE inhibitor for the treatment of psoriasis.  These drug candidates demonstrate Vertex’s leadership in the development of novel oral anti-cytokine therapies and represent exciting new potential treatment options.”

“We also are looking forward to continued progress with our product candidates directed at HIV infection and cancer,” stated Dr. Boger.  “We announced last week that the investigational HIV protease inhibitor, VX-385, being developed with GlaxoSmithKline has been designated as a fast-track compound by the U.S. FDA.  Additionally, Merck is conducting a broad Phase I development program for our Aurora kinase inhibitor VX-680, with three clinical trials in cancer patients now underway.”

Dr. Boger continued, “Furthermore, we expect our ongoing drug discovery and new small molecule drug candidates to provide additional business and financial strength in the second half of 2005.”

2005 Product Candidate Objectives

Vertex’s objectives for its current product candidates for the remainder of 2005 are:

HCV

•                  Initiate a Phase Ib combination study with VX-950 and pegylated interferon

•                  Initiate dialogue with the FDA on the Phase II clinical program for VX-950 and file an Investigational New Drug (IND) application to support Phase II development in the U.S.

•                  Complete a 28-day clinical virology study of oral compounds MMPD and ribavirin in HCV patients

•                  Determine the registration path for MMPD

Inflammation

•                  Complete enrollment in a three-month, 300 patient Phase II study of VX-702 in rheumatoid arthritis

•                  Complete a four-week, Phase IIa safety and pharmacokinetic study of VX-765 in psoriasis

Cancer

•                  Support broad Phase I clinical development program in cancer with VX-680, being conducted by Merck

•                  Support preclinical program for the novel Flt-3/c-kit inhibitor VX-322, being conducted by Novartis

HIV

•                  Present Phase IIa antiviral data for VX-385 at a medical conference

•                  Support Phase IIb clinical trial for VX-385, to be conducted by GlaxoSmithKline

Drug Discovery

•                  Advance two or more new drug candidates from drug discovery into preclinical development

Corporate

•                  Establish a new collaboration or collaborations that would support Vertex’s discovery organization and help to advance development and commercialization of proprietary compounds

Full Year 2005 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals.

“Following the positive results from the Phase Ib clinical study of VX-950 in May 2005, we have accelerated our investment in manufacturing and formulation development and expanded our clinical development program for this compound.  This resulted in a revision of our R&D expense and loss estimates for the year,” said Ian Smith, Senior Vice President and Chief Financial Officer of Vertex.  “We believe this increased investment in 2005 will reduce operational risk in later stages of development and commercialization of VX-950.”

Vertex today updated certain aspects of its 2005 financial guidance, which was previously provided in its February 9, 2005 press release and in its Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 9, 2005.  As a result of accelerated investment in the development of Vertex’s oral HCV protease inhibitor, VX-950, the Company now expects that its R&D expense for full year 2005 will increase from $225-$240 million to $235-$245 million.  With this increased investment, Vertex now anticipates that its 2005 loss, before charges and gains, will increase from
$125-$135 million to $140-$150 million. Based on royalty growth for the Company’s HIV products, achievement of milestones in existing collaborative research and development programs, and the potential to sign new collaborations, the Company continues to anticipate that full year 2005 revenues will be in the range of $150-$160 million.  The Company continues to expect that SG&A expense will be in the range of $42-$46 million. Vertex anticipates having more than $380 million in cash, cash equivalents and marketable securities at year-end.  Vertex anticipates a loss, before charges and gains, for the third quarter of 2005 in the range of $45 million to $48 million.

Non-GAAP Financial Measures

In this press release, Vertex’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) in the United States and using certain non-GAAP financial measures.  In particular, Vertex provides its second quarter 2005 net loss, and guidance for a third quarter and full year 2005 net loss, excluding charges and gains, all of which are non-GAAP financial measures.  These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business, and uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, to manage the Company’s business and to evaluate its performance.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases.  The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies.  Vertex’s product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer.  Vertex co-promotes the HIV protease inhibitor, Lexiva®, with GlaxoSmithKline.

Lexiva® is a registered trademark of the GlaxoSmithKline group of companies.

This press release contains forward-looking statements, including statements that Vertex expects (i) that clinical development progress with VX-950 and completion of a common stock offering have positioned Vertex to advance its business and create value; (ii) to make significant clinical advances across its pipeline in the second half of 2005; (iii) to complete in the second half of the year the preparatory work necessary to support Phase II clinical development of VX-950 and to sign new collaborations to support its research and development investment; (iv) to meet with regulatory authorities  in the coming months to help Vertex to define the path forward for merimepodib; (v) that clinical studies now underway will further establish the clinical and commercial potential for VX-702 and VX-765; (vi) to see continued progress with products directed at HIV and cancer; (vii) that the Company’s objectives, stated above, for its current product candidates will be achieved during the second half of 2005; and (viii) that the Company’s projected third quarter loss and 2005 annual loss, revenue, R&D expense, SG&A expense and cash position will be within the ranges set forth above.  While management makes its best efforts to be accurate in making forward-looking statements, those statements are subject to risks and uncertainties that could cause Vertex’s actual results to vary materially.  Those risks and uncertainties include, among other things, the risk that any one or more of Vertex’s internal and external drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, that Vertex will be unable to realize one or more of its financial objectives for 2005 as set forth above, due to any number of financial, technical or collaboration considerations, that unexpected costs associated with one of the Company’s programs will necessitate a reduction in its investment in other programs or a change in the Company’s financial projections, that future competitive or other market factors may adversely impact the commercial potential for the Company’s product candidates in HCV and inflammation, that the Company’s drug discovery efforts will not ultimately result in commercial products due to scientific, medical or technical developments, that Vertex will be unable to enter into new collaborative relationships to support its research and development programs on acceptable terms, or at all, that the key estimates and assumptions underlying the Company’s forward-looking statements will turn out to be incorrect or not reflective of changing scientific knowledge or business conditions in the future, and other risks listed under Risk Factors in Vertex’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005.

Vertex Pharmaceuticals Incorporated

2005 Second Quarter and Six Month Results
Consolidated Statements of Operations Data

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Revenues:
Royalties	$7,467	$4,011	$13,620	$6,593
Collaborative and other R&D revenues	24,854	14,530	47,307	29,461

Total revenues	$32,321	$18,541	$60,927	$36,054

Costs and expenses:
Royalty payments	2,489	1,328	4,519	2,174
Research and development	59,357	47,450	116,792	89,125
Sales, general & administrative	10,814	10,160	20,441	19,882

Total costs and expenses	72,660	58,938	141,752	111,181

Other interest expense, net	2,392	2,035	4,712	3,472
Loss excluding charge for retirement of 2007 convertible notes and restructuring	$(42,731)	$(42,432)	$(85,537)	$(78,599)

Basic and diluted loss per common share excluding charge for retirement of 2007 convertible notes and restructuring	$(0.52)	$(0.54)	$(1.06)	$(1.00)

Charge for retirement of 2007 convertible notes (Note 1)	—	—	—	(2,453)
Restructuring (expense)/credit (Note 2)	1,743	(1,837)	(171)	(3,655)
Net loss	$(40,988)	$(44,269)	$(85,708)	$(84,707)

Basic and diluted net loss per share	$(0.50)	$(0.56)	$(1.06)	$(1.08)

Basic weighted average number of common shares outstanding	82,274	78,807	80,859	78,356

Note 1:  In February 2004, the Company exchanged approximately $153.1million in aggregate principal amount of 5% Convertible Subordinated Notes due 2007 for approximately $153.1 million in aggregate principal amount of newly issued 5.75% Convertible Senior Subordinated Notes due 2011.  This transaction resulted in a charge of approximately $2.5 million relating to the write-off of the remaining unamortized issuance charges for the $153.1 million of 2007 5% convertible notes, which were retired.

Note 2: For the three months ended June 30, 2005, the Company incurred a credit to restructuring expense of $1.7 million.  Based on recent developments in our clinical pipeline, the Company has updated an assessment of its real estate requirements and related plans, resulting in an expectation that the Company will occupy a portion of the Kendall Square facility. The Company has commitments, subject to final approvals, to enter into sublease arrangements for a significant portion of the remainder of the building.

The $1.7 million net credit is a result of reversing a portion of the restructuring accrual related to the space that Vertex expects to occupy in the future, offset by estimated incremental net ongoing lease obligations for the remainder of the space and imputed interest costs on the restructuring accrual.

The restructuring expense incurred in the periods prior to the three-month period ended June 30, 2005 relates to the estimated incremental net ongoing lease obligations associated with the Kendall Square facility as well as the imputed interest costs relating to the restructuring accrual.

The expense associated with the portion of the building that the Company still does not intend to occupy will continue to be estimated in accordance with FASB 146 “Accounting for Costs Associated with Exit or Disposal Activities” and reviewed quarterly for changes in circumstances.

Vertex Pharmaceuticals Incorporated

2005 Second Quarter Results

Condensed Consolidated Balance Sheets Data

(In thousands)

(Unaudited)

	June 30, 2005	December 31, 2004

Assets
Cash, cash equivalents and available for sale securities	$446,606	$392,320
Other current assets	18,704	14,392
Property, plant and equipment, net	58,496	64,225
Restricted cash	49,007	49,847
Other noncurrent assets	24,090	24,669
Total assets	$596,903	$545,453

Liabilities and Equity
Other current liabilities	$49,690	$50,161
Accrued restructuring expense	43,813	55,843
Deferred revenue	45,445	66,086
Collaborator development loan (due 2008)	19,997	19,997
Other long term obligations	—	2,925
Convertible notes (due 2007)	82,552	82,552
Convertible notes (due 2011)	232,448	232,448
Other Stockholders’ Equity	994,833	821,608
Accumulated Deficit	(871,875)	(786,167)
Total liabilities and equity	$596,903	$545,453

Conference Call and Webcast: Second Quarter 2005 Financial Results:

Vertex Pharmaceuticals will host a conference call today, July 27, 2005 at 5:00 p.m. EDT to review financial results and recent developments.  This call will be broadcast via the Internet at www.vrtx.com in the investor center.  Alternatively, to listen to the call on the telephone, dial (800) 374-0296 (U.S. and Canada) or (706) 634-2224 (International).

The call will be available for replay via telephone commencing July 27, 2005 at 8:00 p.m. EDT running through 5:00 p.m. EDT on August 3, 2005.  The replay phone number for the U.S. and Canada is (800) 642-1687.  The international replay number is (706) 645-9291 and the conference ID number is 7845101.  Following the live webcast, an archived version will be available on Vertex’s website until 5:00 p.m. EDT on August 10, 2005.

Vertex’s press releases are available at www.vrtx.com.

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Vertex Contacts:

Lynne H. Brum, Vice President, Corporate Communications and Financial Planning, (617) 444-6614

Michael Partridge, Director, Corporate Communications, (617) 444-6108

Lora Pike, Manager, Investor Relations, (617) 444-6755